Exhibit 99.1

Stevia First Corp. Announces $1.5 Million Private Placement with Institutional Investors

SACRAMENTO, CA – (MARKETWIRE – May 6, 2015) – Stevia First Corp. (OTCBB: STVF) (“Stevia First” or the “Company”), an agricultural biotechnology company based in California's Central Valley growing region and focused on the industrial scale production of stevia, the all-natural zero-calorie sweetener that is rapidly transforming the food and beverage industry, is pleased to announce that it has entered into a definitive securities purchase agreement with institutional investors to purchase an aggregate of approximately $1.5 million of the Company’s common stock in a private placement at a price of $0.30 per share. In addition, the Company will issue to the investors three series of immediately exercisable warrants to purchase additional shares of common stock. A total of 5,000,002 warrants will be exercisable for five years at an exercise price of $0.45 per share, a total of 5,000,002 warrants will be exercisable for 9 months at an exercise price of $0.35 per share, and a total of 2,500,001 warrants will be exercisable for 12 months at an exercise price of $0.40 per share.

The offering is expected to close on or about May 11, 2015, subject to satisfaction of customary closing conditions.

Stevia First plans to use the proceeds from this financing to expand research and development operations as well as for general corporate purposes.

H.C. Wainwright & Co., LLC acted as exclusive placement agent in connection with the offering.

The shares and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares and of the shares of common stock issuable upon exercise of the warrants.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of Stevia First's common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Stevia First Corp. (OTCQB: STVF)

Stevia First Corp. is an agricultural biotechnology company that is enabling dramatically healthier food and nutrition products. For more information visit: www.steviafirst.com and connect with the Company on Twitter, LinkedIn, Facebook and Google+.

About the Stevia Industry

The market for all-natural, zero-calorie stevia sweeteners is expanding rapidly. The World Health Organization (WHO) estimates stevia intake could eventually replace 20-30% of all dietary sweeteners. The total global sweetener market was estimated at $58.3 billion in 2010. For more information visit: www.steviafirst.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, projections of worldwide sales of stevia products, growth of stevia production and global markets. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
Investor Relations
Stevia First Corporation
Email:	info@stevia-first.com
Tel:	+1- (530) 231-7800
Web:	www.steviafirst.com